Execution Version

THIRD AMENDMENT TO TERM LOAN AGREEMENT

This THIRD AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of April 20, 2016, by and among FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of November 22, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)The Credit Agreement is amended by restating the definitions of “Adjusted Total Asset Value”, “Capitalization Rate”, “Defaulting Lender”, “Development Property”, “Eligible Property”, “LIBOR”, “Mandatorily Redeemable Stock”, “Occupancy Rate”, “Post-Default Rate”, “Total Asset Value”, “Unencumbered Adjusted NOI” and “Unencumbered Asset Value” set forth in Section 1.1. in its entirety as follows:

“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries and Unconsolidated Affiliates.

“Capitalization Rate” means 6.25%.

“Defaulting Lender” means, subject to Section 3.9.(d), any Lender that (a) has failed to (i) fund all or any portion of its Loan within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination (such reasonableness to be confirmed by the Administrative Agent) that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing furnished to the Administrative Agent and the Borrower on or prior to the date which is one Business Day before the request for such funding is submitted by the Borrower in order to be effective to exclude such Lender from being a “Defaulting Lender” hereunder with respect to such requested funding) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination (such reasonableness to be confirmed by the Administrative Agent) that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement furnished to the Administrative Agent and the Borrower on or prior to the date which is one Business Day before the request for such funding is submitted by the Borrower in order to be effective to exclude such Lender from being a “Defaulting Lender” hereunder with respect to such requested funding) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Development Property” means a Property that is not yet a Retail Property, an Office Property or a Multifamily Property but is being developed, or will have development commencing within 12 months of any date of determination, to become one. A Development Property will cease to constitute a Development Property upon the earlier to occur of (a) the date that is six months past substantial completion of such Property and (b) achieving an Occupancy Rate of 85.0%.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Retail Property, an Office Property or a Multifamily Property; (b) neither such Property, nor any interest of the Borrower, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Borrower’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to any (i) Lien other than (x) Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) and (y) in the case of a Property leased under a Ground Lease, the interest of the lessor under such Ground Lease (regardless of whether the lessee’s obligations under such Ground Lease constitute Capitalized Lease Obligations) or (ii) Negative Pledge; (c) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (d) if (i) such Property is leased by the Borrower, a Subsidiary or Unconsolidated Affiliate pursuant to a Ground Lease or other lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease or lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower, such Subsidiary or Unconsolidated Affiliate under the Ground Lease or other lease.

“LIBOR” means, for the Interest Period for any LIBOR Loan, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time

(which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR shall be adjusted with respect to any LIBOR Loan that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Mandatorily Redeemable Stock” means, with respect to a Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests including “downREIT” units that are convertible to common Equity Interests of the Borrower or cash solely at the option of the Borrower); in each case, on or prior to the Maturity Date. For purposes of this definition, Equity Interests in any of the following Subsidiaries which the Borrower is obligated to acquire pursuant to currently existing agreements (as in effect on the Third Amendment Date) with the holders of such Equity Interest shall not be considered to be Mandatorily Redeemable Stock: Congressional Plaza Associates, LLC; NVI-Avenue, LLC; Shrewsbury Commons LP; Route 35 Shrewsbury LP; Sea Girt LP; 35 West LLC; San Antonio Center II, LLC; and Federal Realty Partners L.P.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Borrower, a Subsidiary or, to the extent applicable, an Unconsolidated Affiliate, is collecting rent to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Occupancy Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Borrower, a Subsidiary or, to the extent applicable, an Unconsolidated Affiliate is collecting rent to (b) the total units of such Multifamily Property available for lease.

“Post-Default Rate” means, in respect of any principal of any Loan, the rate otherwise applicable plus an additional four percent (4.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).

“Total Asset Value” means the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents, plus (b) with respect to each Stabilized Property owned by the Borrower or any Subsidiary, (i)  EBITDA attributable to such Property for the fiscal quarter most recently ended (adjusted for acquisitions and dispositions) times (ii) 4, divided by (iii) the Capitalization Rate; plus (c) the GAAP book value of Properties acquired during the most recent quarter, plus (d) Construction-in-Process, plus (e) the GAAP book value of accounts receivables from tenants (limited to rent, common area maintenance fees, taxes, insurance and other reimbursable expenses collected in the normal course of business net of bad debt expense and adjusted to exclude the impact of straight lining), plus (f) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes. The annualized EBITDA from each Stabilized Property cannot be less than zero. Borrower’s Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, EBITDA from Properties acquired or disposed of by the Borrower and its Subsidiaries during the period of determination shall be excluded from clause (b) above. In addition, to the extent (A) the amount of Total Asset Value attributable to Investments in Unconsolidated Affiliates and other Persons that are not Subsidiaries and Investments in Subsidiaries that own Non-Controlled Properties would exceed 20.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (B) the amount of Total Asset Value attributable to Mortgage Receivables would exceed 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (C) the amount of Total Asset Value attributable to Construction-in-Process would exceed 15.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (D) the amount of Total Asset Value attributable to Unimproved Land (calculated on the basis of acquisition cost) would exceed 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (E) the amount of Total Asset Value attributable to Investments in Persons (other than Investments in Subsidiaries and Unconsolidated Affiliates) would exceed 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value and (F) the amount of Total Asset Value attributable to assets of the types referred to in the immediately preceding clauses (B) through (E) would exceed 20.0% of Total Asset Value in the aggregate, such excess shall be excluded from Total Asset Value.

“Unencumbered Adjusted NOI” means the aggregate Net Operating Income from each (i) Wholly Owned Property; (ii) Controlled Property; and (iii) Non-Controlled Property (limited as set forth below) all of which are Stabilized Properties and have been owned for the entire period and as adjusted for any non-recurring items during the reporting period. The Unencumbered Adjusted NOI for each Property cannot be less than zero. For purposes of this definition, Net Operating Income from Non Controlled Properties is limited to the following properties: Congressional Plaza, Congressional Plaza Apartments and Escondido Promenade.

“Unencumbered Asset Value” means (a) the annualized most recent reporting period Unencumbered Adjusted NOI divided by the Capitalization Rate, plus (b) the GAAP book value of all assets acquired during the most recent quarter which assets are not subject to any Liens other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge, plus (c) the GAAP book value of Development Properties that satisfy the requirements of clauses (b) through (d) of the definition of the term “Eligible Property”. For purposes of this definition, to the extent that more than 20% of Unencumbered Asset Value would be attributable to Controlled Properties, Non-Controlled Properties and Development Properties such excess shall be excluded.

(b)The Credit Agreement is further amended by adding the following definitions of “Anti-Corruption Laws”, “Bail-In Action”, “Bail-In Legislation”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Legislation Schedule”, “Material Acquisition”, “Sanctioned Country”, “Sanctioned Person”, “Sanctions”, “Third Amendment Date” and “Write Down and Conversion Powers”, to Section 1.1. thereof in the appropriate alphabetical location:

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the GAAP book value of the assets acquired exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Third Amendment Date” means April 20, 2016.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c)The Credit Agreement is further amended by deleting the following definitions of “Specified Non-Wholly Owned Subsidiaries”, “Tangible Net Worth” and “Total Budgeted Cost”.

(d)The Credit Agreement is further amended by deleting the third sentence of Section 1.2. thereof and restating the second sentence of Section 1.2. thereof in its entirety as follows:

Notwithstanding the preceding sentence, (i) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities and (ii) for purposes of calculating the covenants contained in Section 9.1., any obligations of a Person under a lease (whether existing on the Effective Date or entered into thereafter) that is not (or would not be) required to be classified or accounted for as a Capitalized Lease Obligation on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Effective Date shall not be treated as a Capitalized Lease Obligation pursuant to the Loan Documents solely as a result of changes in the application of, or the adoption of changes in, GAAP after the Effective Date.

(e)The Credit Agreement is further amended by adding the following Section 3.10.(e) immediately after Section 3.10.(d) thereof:

(e)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Third Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)The Credit Agreement is further amended by restating the first sentence of Section 4.6. thereof in its entirety to read as follows:

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 12.7., requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver or (d) a Lender becomes a Defaulting Lender, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the principal balance of the Loan then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.

(g)The Credit Agreement is further amended by deleting the last sentence of Section 7.8. thereof in its entirety.

(h)The Credit Agreement is further amended by restating Section 8.4.(j) thereof in its entirety as follows:

(j)    Prompt notice of any order, judgment or decree not covered by insurance in excess of $10,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(i)The Credit Agreement is further amended by restating Section 9.1.(a) thereof in its entirety as follows:

(a)    [Intentionally Omitted].

(j)The Credit Agreement is further amended by restating Section 9.1.(b) thereof in its entirety as follows:

(b)    Maximum Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(b) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (b) the Borrower has not maintained compliance with this Section 9.1.(b) in reliance on this proviso for more than four fiscal quarters (whether or not consecutive) during the term of this Agreement and (c) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(k)The Credit Agreement is further amended by restating Section 9.1.(e) thereof in its entirety as follows:

(e)    Maximum Unencumbered Leverage Ratio. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(e) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (b) the Borrower has not maintained compliance with this Section 9.1.(e) in reliance on this proviso for more than four fiscal quarters (whether or not consecutive) during the term of this Agreement and (c) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(l)The Credit Agreement is further amended by restating Section 9.1.(f) thereof in its entirety as follows:

(f)    [Intentionally Omitted].

(m)The Credit Agreement is further amended by restating Section 9.1.(g) thereof in its entirety as follows:

(g)    [Intentionally Omitted].

(n)The Credit Agreement is further amended by restating Section 9.2. thereof in its entirety as follows:

Section 9.2.    [Intentionally Omitted].

(o)The Credit Agreement is further amended by restating Section 9.3.(b) thereof in its entirety as follows:

(b)    The Borrower shall not, and shall not permit any Subsidiary (other than an Excluded Subsidiary) or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for (i) a Negative Pledge contained in any agreement (x) evidencing Indebtedness which (A) the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement and (B) is secured by a Lien permitted to exist hereunder and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into or (ii) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in the Loan Documents.

(p)The Credit Agreement is further amended by restating Section 9.4. thereof in its entirety as follows:

Section 9.4. Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, such encumbrances and restrictions set forth in the Loan Documents, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business and (iii) with respect to clauses (a) through (d), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, limitations arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

(q)The Credit Agreement is further amended by restating the second sentence of Section 7.9. thereof in its entirety:

The Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts (which shall include, for purposes of this Section, including customary provisions in lease agreements with tenants as to such compliance) to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

(r)The Credit Agreement is further amended by adding the following Section 9.14. immediately after Section 9.13. thereof:

Section 9.14. Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti‑Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(s)The Credit Agreement is further amended by restating the introductory clause of Section 10.4. thereof as follows:

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents (or any Lender as a result of exercise of remedies pursuant to Section 12.4.), in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(t)The Credit Agreement is further amended by adding “(a) Generally.” before the first sentence of Section 10.7. thereof and adding the following Section 10.7.(b) immediately after 10.7.(a):

(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iii) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

(u)The Credit Agreement is further amended by restating Section 11.3. thereof in its entirety as follows:

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.7.(c).

(v)The Credit Agreement is further amended by restating Section 11.8. thereof in its entirety as follows:

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon

30 days’ prior written notice if the Administrative Agent (A) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (B) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and (ii) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (i) the Lenders’ giving of notice of removal or (ii) the resigning Administrative Agent’s giving of notice of resignation, then the removed or resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee which, provided no Event of Default exists, shall be approved by the Borrower (such approval shall not be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent, or, if no such successor has been appointed, the Requisite Lenders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Administrative Agent. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, subject to the Borrower’s approval, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates reasonably acceptable to the Borrower by giving the Borrower and each Lender prior written notice.

(w)The Credit Agreement is further amended by adding the following Section 12.22. immediately after Section 12.21. thereof:

Section 12.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and each of the Requisite Lenders;

(b)    a certificate of the Borrower, signed on behalf of the Borrower by a Responsible Officer of the Borrower, certifying that (i) no Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents (including this Amendment) to which any of them is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder;

(c)    evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the Arrangers, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(d)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. This Amendment has been duly executed and delivered by the duly authorized officers of the Borrower, and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made or deemed made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement as amended by this Amendment and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment. This Amendment is a Loan Document.

Section 6. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be executed as of the date first above written.

FEDERAL REALTY INVESTMENT TRUST

/s/ James M. Taylor, Jr.

James M. Taylor, Jr.
Executive Vice President - Chief Financial Officer and Treasurer

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[Signature Page to Third Amendment to Term Loan Agreement for Federal Realty Investment Trust]

PNC Bank, National Association, as Administrative Agent and as a Lender

By: /s/ Katie Chowdhry
Name: Katie Chowdhry
Title: Vice President

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[Signature Page to Third Amendment to Term Loan Agreement for Federal Realty Investment Trust]

CAPITAL ONE, N.A., as a Lender

By: /s/ Barbara A. Heubner
Name: Barbara A. Heubner
Title: Vice President

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[Signature Page to Third Amendment to Term Loan Agreement for Federal Realty Investment Trust]

REGIONS BANK, as a Lender

By: /s/ Kerri L. Raines
Name: Kerri L. Raines
Title: Senior Vice President

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[Signature Page to Third Amendment to Term Loan Agreement for Federal Realty Investment Trust]

SUNTRUST BANK, as a Lender

By: /s/ Danny Stover
Name: Danny Stover
Title: Senior Vice President

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[Signature Page to Third Amendment to Term Loan Agreement for Federal Realty Investment Trust]

TD BANK, N.A., as a Lender

By: /s/ William M. Brandt, Jr.
Name: William M. Brandt, Jr.
Title: Vice President